Exhibit 10.1
CERTIFICATION PURSUANT TO

SEVERANCE WAIVER
THIS SEVERANCE WAIVER (the “Agreement”) is made and entered into by and between Stephen Hill (“Executive”) and Lyell Immunopharma, Inc. (the “Company”), effective as of April 19, 2022.

Whereas, the Company and Executive previously entered into an offer of employment letter dated May 14, 2019 (the “Offer Letter”), which governs the terms of Executive’s employment with the Company and provides for, among other things, certain severance benefits upon termination of Executive’s employment with the Company under certain circumstances (all of the severance benefits contained in the Offer Letter together, the “Offer Letter Severance Benefits”);
Whereas, the Company maintains the Lyell Immunopharma, Inc. Officer Severance Plan, as amended from time to time (the “Severance Plan”), which provides for certain severance benefits to be provided to eligible employees who incur a termination of employment under certain circumstances, subject to the terms and conditions of the Severance Plan;

Whereas, to be eligible to participate in the Severance Plan, an individual must (i) be an employee of the Company that holds the title of Vice President or above, (ii) be designated by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) as eligible to participate in the Severance Plan and (iii) agree to forego severance benefits provided for under any individually negotiated employment contract or agreement with the Company, which for the avoidance of doubt includes the Offer Letter Severance Benefits;

Whereas, the Compensation Committee has designated Executive as eligible to participate in the Severance Plan at the level of Tier I Employee (as defined in the Severance Plan), contingent upon Executive executing this Agreement; and

Whereas, Executive desires to waive and release the Offer Letter Severance Benefits so that Executive may participate in the Severance Plan.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:
1.Waiver and Release. Executive hereby irrevocably, unconditionally and voluntarily waives, releases and forever discharges any existing and future rights and entitlements with respect to the Offer Letter Severance Benefits. Executive hereby irrevocably, unconditionally and voluntarily waives, releases, and forever discharges the Company and all of its affiliates and each of the foregoing entities’ respective past and present employees, officers, directors, shareholders, agents, affiliates, predecessors, parents, subsidiaries, attorneys, and the successors and assigns of each of the foregoing entities and persons (collectively, the “Releasees”) from any and all claims now existing or hereafter arising, whether known or unknown, arising out of or relating to the Offer Letter Severance Benefits (the “Released Claims”). For the avoidance of doubt, the Released Claims include, without limitation, any claims resulting from any actions by, or omissions of, the Releasees. Executive hereby expressly, irrevocably, voluntarily and unconditionally waives all rights conferred under Section 1542 of the Civil Code of the State of California or such comparable provisions in the applicable jurisdiction that Executive may have (“Section 1542”), which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The parties understand and agree that the claims Executive is waiving and releasing in this Agreement include both known and unknown claims Executive has as of the date Executive signs this Agreement. The parties understand and agree that the claims released by this Agreement do not include (i) any of Executive’s rights contained in this Agreement; and (ii) any rights or claims that may not be released under applicable law.

2.Full Force and Effect. Except as expressly modified hereby, all terms, conditions and provisions of the Offer Letter shall continue in full force and effect.

3.Conflicting Terms. In the event of any inconsistency or conflict between the Offer Letter and this Agreement, the terms, conditions and provisions of this Agreement shall govern and control.
4.Entire Agreement; Binding Effect. This Agreement contains the parties’ entire understanding regarding the Offer Letter Severance Benefits and supersedes any and all prior representations and agreements regarding the subject matter of this Agreement, including all such prior representations and agreements provided under the Offer Letter with respect to the Offer Letter Severance Benefits. For clarity, this Agreement modifies but does not supersede the Offer Letter. Should any provision of this Agreement be determined by an arbitrator or court of competent jurisdiction or government agency to be wholly or partially invalid or unenforceable, such provision or portion thereof, as applicable, shall be severed without affecting the legality, validity and enforceability of the remaining provisions of this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, legal representatives, successors, and permitted assigns, as applicable. Executive may not assign any of Executive’s rights or obligations hereunder without the consent of the Company.
5.Counterparts. This Agreement may be executed in counterparts, and each counterpart taken together, whether delivered in original, facsimile, or PDF format, shall be deemed to constitute one and the same instrument, have the same force and effect as an original, and constitute an effective, binding agreement on the part of each of the parties.

6.Governing Law. This Agreement shall in all respects be construed according to the laws of the State of California without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in San Francisco, California.
[Signature Page to Severance Waiver Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.
EXECUTIVE
/s/ STEPHEN HILL
Signature
Stephen Hill
Print Name
LYELL IMMUNOPHARMA, INC.
By: /s/ ELIZABETH HOMANS
Name: Elizabeth Homans
Its: Chief Executive Officer

[Signature Page to Severance Waiver]